Exhibit 99.1

3756 Central Avenue	NEWS RELEASE
Riverside, CA 92506
(951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
FOURTH QUARTER AND FISCAL YEAR 2024 RESULTS

Net Income of $1.95 Million in the June 2024 Quarter

Net Interest Margin of 2.74% in the June 2024 Quarter

Loans Held for Investment of $1.05 Billion at June 30, 2024, Down 2% from June 30, 2023

Total Deposits of $888.3 Million at June 30, 2024, Down 7% from June 30, 2023

Non-Performing Assets to Total Assets Ratio of 0.20% at June 30, 2024

Non-Interest Expenses Remain Well Controlled

Riverside, Calif. – July 29, 2024 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced earnings for the fourth quarter and fiscal year ended June 30, 2024.
The Company reported net income of $1.95 million, or $0.28 per diluted share (on 6.89 million average diluted shares outstanding) for the quarter ended June 30, 2024, up eight percent from net income of $1.81 million, or $0.26 per diluted share (on 7.07 million average diluted shares outstanding), in the comparable period a year ago. The increase in earnings was due primarily to a $435,000 decrease in non-interest expenses (primarily attributable to lower salaries and employment benefits) and a $332,000 increase in non-interest income (primarily attributable to gains on investment securities), partly offset by a $783,000 decrease in net interest income (primarily attributable to a lower net interest margin).
"I am excited to begin our new fiscal year, especially with indications that the Federal Open Market Committee is nearing a decision to lower the targeted federal funds rate.  If looser monetary policy is implemented, we anticipate the currently elevated interest rates and the inverted yield curve would begin to reverse course. This shift would enable us to gradually transition back to less restrictive operating strategies and resume growing our loan portfolio at a reasonable pace,” stated Donavon P. Ternes, President and Chief Executive Officer of the Company. “In any event, we remain committed to prudently managing operating expenses, maintaining strong credit and interest rate risk management practices, and ensuring a sound balance sheet. Additionally, we expect to continue to declare cash dividends and execute our common stock repurchase program consistent with the Company’s business plan," concluded Ternes.

On a sequential quarter basis, the $1.95 million net income for the fourth quarter of fiscal 2024 reflects a 31 percent increase from $1.49 million in the third quarter of fiscal 2024. The increase was primarily attributable to a $619,000 increase in non-interest income (primarily due to gains on investment securities) and a $136,000 decrease in the provision for credit losses, with a recovery of $12,000 during the current quarter in contrast to a $124,000 provision in the prior sequential quarter, partly offset by a $108,000 decrease in net interest income (primarily due to a lower balance of interest-earning assets). Diluted earnings per share for the fourth quarter of fiscal 2024 were $0.28 per share, up 27 percent from $0.22 per share in the third quarter of fiscal 2024.
Return on average assets was 0.62 percent for the fourth quarter of fiscal 2024, compared to 0.47 percent in the third quarter of fiscal 2024 and 0.55 percent for the fourth quarter of fiscal 2023. Return on average stockholders’ equity for the fourth quarter of fiscal 2024 was 5.96 percent, compared to 4.57 percent for the third quarter of fiscal 2024 and 5.52 percent for the fourth quarter of fiscal 2023.
For the fiscal year ended June 30, 2024, net income decreased $1.24 million, or 14 percent, to $7.35 million from $8.59 million in the prior fiscal year. Diluted earnings per share for the fiscal year ended June 30, 2024 decreased 11 percent to $1.06 per share (on 6.96 million average diluted shares outstanding) from $1.19 per share (on 7.19 million average diluted shares outstanding) for the prior fiscal year. The decrease in earnings was primarily attributable to a $2.06 million decrease in net interest income (primarily due to a lower net interest margin), a $270,000 increase in non-interest expense and a $134,000 decrease in non-interest income, partly offset by a $437,000 decrease in the provision for credit losses, with a $63,000 recovery of credit losses for the current fiscal year, compared to a $374,000 provision for credit losses for the prior fiscal year.
In the fourth quarter of fiscal 2024, net interest income decreased $783,000, or eight percent, to $8.45 million from $9.23 million for the same quarter last year. The decrease was primarily due to increased funding costs outpacing increased yields on interest-earning assets and, to a lesser extent, a lower average balance of interest-earning assets. The average yield on interest-earning assets increased 48 basis points to 4.51 percent in the fourth quarter of fiscal 2024 from 4.03 percent in the same quarter last year. In contrast, the average cost of interest-bearing liabilities increased by 70 basis points to 1.97 percent in the fourth quarter of fiscal 2024 from 1.27 percent in the same quarter last year. The average balance of interest-earning assets decreased four percent to $1.23 billion in the fourth quarter of fiscal 2024 from $1.28 billion in the same quarter last year, primarily due to decreases in the average balance of loans receivable, investment securities and interest-earning deposits. The net interest margin for the fourth quarter of fiscal 2024 decreased 14 basis points to 2.74 percent from 2.88 percent in the same quarter last year.
Interest income on loans receivable increased $1.00 million, or eight percent, to $12.83 million in the fourth quarter of fiscal 2024 from $11.83 million in the same quarter of fiscal 2023. The increase was due to a higher average loan yield, partly offset by a lower average loan balance. The average yield on loans receivable increased 46 basis points to 4.84 percent in the fourth quarter of fiscal 2024 from 4.38 percent in the same quarter last year. Adjustable-rate loans of approximately $98.6 million repriced upward in the fourth quarter of fiscal 2024 by approximately

113 basis points from a weighted average rate of 6.97 percent to 8.10 percent. The average balance of loans receivable decreased $20.3 million, or two percent, to $1.06 billion in the fourth quarter of fiscal 2024 from $1.08 billion in the same quarter last year. Total loans originated for investment in the fourth quarter of fiscal 2024 were $18.6 million, down 23 percent from $24.3 million in the same quarter last year, while loan principal payments received in the fourth quarter of fiscal 2024 were $30.6 million, up 22 percent from $25.1 million in the same quarter last year.
Interest income from investment securities decreased $33,000, or six percent, to $504,000 in the fourth quarter of fiscal 2024 from $537,000 for the same quarter of fiscal 2023. This decrease was attributable to a lower average balance, partly offset by a higher average yield. The average balance of investment securities decreased $24.8 million, or 15 percent, to $135.8 million in the fourth quarter of fiscal 2024 from $160.6 million in the same quarter last year. The decrease in the average balance was due to scheduled principal payments and prepayments of the investment securities. The average yield on investment securities increased 14 basis points to 1.48 percent in the fourth quarter of fiscal 2024 from 1.34 percent for the same quarter last year. The increase in the average yield was primarily attributable to a lower premium amortization during the current quarter in comparison to the same quarter last year ($117,000 vs. $168,000) due to lower total principal repayments ($5.9 million vs. $6.9 million) and, to a lesser extent, the upward repricing of adjustable-rate mortgage-backed securities.
In the fourth quarter of fiscal 2024, the Federal Home Loan Bank – San Francisco (“FHLB”) distributed $207,000 in cash dividends to the Bank on its FHLB stock, up 46 percent from $142,000 in the same quarter last year, resulting in an average yield on FHLB stock of 8.66 percent in the fourth quarter of fiscal 2024 compared to 6.15 percent in the same quarter last year. The average balance of FHLB stock in the fourth quarter of fiscal 2024 was $9.6 million, up from $9.2 million in the same quarter of fiscal 2023.
Interest income from interest-earning deposits, primarily cash deposited at the Federal Reserve Bank of San Francisco, was $379,000 in the fourth quarter of fiscal 2024, down $31,000 or eight percent from $410,000 in the same quarter of fiscal 2023. The decrease was due to a lower average balance, partly offset by a higher average yield. The average balance of the Company’s interest-earning deposits decreased $4.6 million, or 14 percent, to $27.8 million in the fourth quarter of fiscal 2024 from $32.4 million in the same quarter last year. The average yield earned on interest-earning deposits in the fourth quarter of fiscal 2024 was 5.39 percent, up 38 basis points from 5.01 percent in the same quarter last year. The increase in the average yield was due to a higher average interest rate on the Federal Reserve Bank’s reserve balances resulting from increases in the targeted federal funds rate in the first half of calendar 2023.
Interest expense on deposits for the fourth quarter of fiscal 2024 was $2.83 million, an increase of $1.36 million or 92 percent from $1.47 million for the same period last year. The increase in interest expense on deposits was attributable to higher rates paid on deposits, partly offset by a lower average balance. The average cost of deposits was 1.27 percent in the fourth quarter of fiscal 2024, up 65 basis points from 0.62 percent in the same quarter last year. The increase in the average cost of deposits was primarily attributable to an increase in higher costing time deposits, particularly brokered certificates of deposit. The average balance of deposits decreased $58.3 million, or six percent, to $898.4 million in the fourth quarter of fiscal 2024 from $956.7 million in the same quarter last year.
Transaction account balances or “core deposits” decreased $115.1 million, or 16 percent, to $614.5 million at June 30, 2024 from $729.6 million at June 30, 2023, while time deposits increased $53.0 million, or 24 percent, to $273.9 million at June 30, 2024 from $220.9 million at June 30, 2023. The increase in time deposits was primarily due to both increases in retail time deposits and brokered certificates of deposit. As of June 30, 2024, brokered certificates of deposit totaled $131.8 million with a weighted average cost of 5.18 percent (including broker fees), up $25.4 million or 24 percent from $106.4 million with a weighted average cost of 4.78 percent at June 30, 2023.
Interest expense on borrowings, consisting of FHLB advances, for the fourth quarter of fiscal 2024 increased $426,000, or 19 percent, to $2.63 million from $2.21 million for the same period last year. The increase in interest expense on borrowings was primarily the result of a higher average cost and, to a lesser extent, a higher average balance. The average balance of borrowings increased $11.3 million, or five percent, to $218.8 million in the fourth quarter of fiscal 2024 from $207.5 million in the same quarter last year. The average cost of borrowings increased by 58 basis points to 4.84 percent in the fourth quarter of fiscal 2024 from 4.26 percent in the same quarter last year.
At June 30, 2024, the Bank had approximately $261.3 million of remaining borrowing capacity at the FHLB. Additionally, the Bank has an unused secured borrowing facility of approximately $208.6 million with the Federal Reserve Bank of San Francisco and an unused unsecured federal funds borrowing facility of $50.0 million with its correspondent bank. The total available borrowing capacity across all sources totaled approximately $519.9 million at June 30, 2024.
The Bank continues to work with both the FHLB and Federal Reserve Bank of San Francisco to ensure that its borrowing capacity is continuously reviewed and updated in order to be accessed seamlessly should the need arise.
During the fourth quarter of fiscal 2024, the Company recorded a recovery of credit losses of $12,000 (which included a $31,000 provision for unfunded commitment reserves), as compared to a $56,000 recovery of credit losses recorded during the same period last year and a $124,000 provision for credit losses recorded in the third quarter of fiscal 2024 (sequential quarter). The recovery of credit losses recorded in the fourth quarter of fiscal 2024 was primarily attributable to the slight decline in the outstanding balance of loans held for investment at June 30, 2024 from March 31, 2024, and a slightly shorter estimated life of the single-family loan portfolio resulting from higher loan prepayment estimates. These positive factors were partly offset by an increase in unfunded loan commitments resulting from a higher outstanding balance at June 30, 2024 as compared to March 31, 2024.

Non-performing assets, comprised solely of non-accrual loans with underlying collateral located in California, increased $1.3 million or 100 percent to $2.6 million, which represents 0.20 percent of total assets at June 30, 2024, compared to $1.3 million, which represents 0.10 percent of total assets at June 30, 2023. At June 30, 2024, the non-performing loans were comprised of 10 single-family loans, while at June 30, 2023, there were six single-family loans categorized as non-performing. At both June 30, 2024 and June 30, 2023, there was no real estate owned and no loans past due by 90 days or more that were accruing interest. For the quarter ended June 30, 2024, there were no net loan charge-offs, as compared to $1,000 of net loan recoveries for the quarter ended June 30, 2023.
Classified assets were $5.8 million at June 30, 2024 consisting of $1.1 million of loans in the special mention category and $4.7 million of loans in the substandard category. Classified assets at June 30, 2023 were $2.3 million, consisting of $509,000 of loans in the special mention category and $1.8 million of loans in the substandard category.
The allowance for credit losses on gross loans held for investment was $7.1 million, or 0.67 percent of gross loans held for investment, at June 30, 2024, up from the $5.9 million, or 0.55 percent of gross loans held for investment, at June 30, 2023. The increase in the allowance for credit losses was due primarily to the adoption of the Current Expected Credit Losses (“CECL”) methodology on July 1, 2023, which resulted in a $1.2 million increase in our allowance for credit losses, partly offset by a $63,000 recovery of credit losses in fiscal 2024 (which included a $15,000 provision for unfunded commitment reserves). Results for reporting periods beginning after July 1, 2023 are presented under CECL while prior period results continue to be reported in accordance with previously applicable accounting standards. Management believes that, based on currently available information, the allowance for credit losses is sufficient to absorb expected losses inherent in loans held for investment at June 30, 2024.
Non-interest income increased by $332,000, or 29 percent, to $1.47 million in the fourth quarter of fiscal 2024 from $1.14 million in the same period last year, due primarily to gains on investment securities of $541,000 resulted from the VISA share conversion. In May 2024, the Bank converted its VISA class B shares into VISA Class C shares and VISA Class B2 shares and recorded the VISA Class C shares at fair value subsequent to the conversion. On a sequential quarter basis, non-interest income increased $619,000, or 73 percent, primarily due to the gains on investment securities.
Non-interest expense decreased $435,000, or six percent, to $7.17 million in the fourth quarter of fiscal 2024 from $7.61 million for the same quarter last year, primarily due to lower salaries and employee benefits, resulting from lower incentive compensation. On a sequential quarter basis, non-interest expense was virtually unchanged as compared to the third quarter of fiscal 2024.
The Company’s efficiency ratio, defined as non-interest expense divided by the sum of net interest income and non-interest income, in the fourth quarter of fiscal 2024 was 72.31 percent, improved from 73.36 percent in the same quarter last year and 76.20 percent in the third quarter of fiscal 2024 (sequential quarter). The improvement in the efficiency ratio during the current quarter in comparison to the comparable quarter last year was due to lower non-interest expense and higher non-interest income, partly offset by lower net interest income.
The Company’s provision for income taxes was $805,000 for the fourth quarter of fiscal 2024, down 20 percent from $1.01 million in the same quarter last year and up 30 percent from $620,000 for third quarter of fiscal 2024 (sequential quarter). The decrease during the current quarter compared to the same quarter last year was due to a decrease in pre-tax income. On sequential basis, the increase in the provision for income taxes was primarily due to a higher net income before income taxes. The effective tax rate in the fourth quarter of fiscal 2024 was 29.2 percent as compared to 35.8 percent in the same quarter last year and 29.3 percent for the third quarter of fiscal 2024. The higher effective tax rate in the fourth quarter last year was due primarily to a decline in tax benefits from equity incentive compensation.
The Company repurchased 48,476 shares of its common stock pursuant to its current stock repurchase program at an average cost of $13.00 per share during the quarter ended June 30, 2024. As of June 30, 2024, a total of 189,116 shares remained available for future purchase under the Company’s current repurchase program, which expires on September 28, 2024.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Tuesday, July 30, 2024 at 9:00 a.m. (Pacific) to discuss its financial results. The conference call can be accessed by dialing 1-800-715-9871 and referencing Conference ID number 7361828.  An audio replay of the conference call will be available through Tuesday, August 6, 2024 by dialing 1-800-770-2030 and referencing Conference ID number 7361828.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements as they are subject to various risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the past increases in the Board of Governors of the Federal Reserve Board (the “Federal Reserve”) benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; fluctuations in deposits; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; expectations regarding key growth initiatives and strategic priorities; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative and regulatory changes, including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; environmental, social and governance goals; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with and furnished to the Securities and Exchange Commission (“SEC”) - which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2025 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Donavon P. Ternes	Tam B. Nguyen
	President and	Senior Vice President and
	Chief Executive Officer	Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share and Per Share Information)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
Assets
Cash and cash equivalents	$51,376	$51,731	$46,878	$57,978	$65,849
Investment securities - held to maturity, at cost with no allowance for credit losses	130,051	135,971	141,692	147,574	154,337
Investment securities - available for sale, at fair value with no allowance for credit losses	2,389	1,935	1,996	2,090	2,155
Loans held for investment, net of allowance for credit losses of $7,065, $7,108, $7,000, $7,679 and $5,946, respectively; includes $1,047, $1,054, $1,092, $1,061 and $1,312 of loans held at fair value, respectively	1,052,979	1,065,761	1,075,765	1,072,170	1,077,629
Accrued interest receivable	4,287	4,249	4,076	3,952	3,711
FHLB – San Francisco stock	9,568	9,505	9,505	9,505	9,505
Premises and equipment, net	9,313	9,637	9,598	9,426	9,231
Prepaid expenses and other assets	12,237	11,258	11,583	10,420	10,531
Total assets	$1,272,200	$1,290,047	$1,301,093	$1,313,115	$1,332,948

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing deposits	$95,627	$91,708	$94,030	$105,944	$103,007
Interest-bearing deposits	792,721	816,414	817,950	825,187	847,564
Total deposits	888,348	908,122	911,980	931,131	950,571

Borrowings	238,500	235,000	242,500	235,009	235,009
Accounts payable, accrued interest and other liabilities	15,411	17,419	16,952	17,770	17,681
Total liabilities	1,142,259	1,160,541	1,171,432	1,183,910	1,203,261

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)	—	—	—	—	—
Common stock, $.01 par value; (40,000,000 shares authorized; 18,229,615, 18,229,615, 18,229,615, 18,229,615 and 18,229,615 shares issued respectively; 6,847,821, 6,896,297, 6,946,348, 7,007,058 and 7,043,170 shares outstanding, respectively)	183	183	183	183	183
Additional paid-in capital	98,532	99,591	99,565	99,554	99,505
Retained earnings	209,914	208,923	208,396	207,231	207,274
Treasury stock at cost (11,381,794, 11,333,318, 11,283,267, 11,222,557 and 11,186,445 shares, respectively)	(178,685)	(179,183)	(178,476)	(177,732)	(177,237)
Accumulated other comprehensive loss, net of tax	(3)	(8)	(7)	(31)	(38)
Total stockholders’ equity	129,941	129,506	129,661	129,205	129,687
Total liabilities and stockholders’ equity	$1,272,200	$1,290,047	$1,301,093	$1,313,115	$1,332,948

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited - In Thousands, Except Per Share Information)

	Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
	2024	2023	2024	2023
Interest income:
Loans receivable, net	$12,826	$11,826	$50,194	$42,191
Investment securities	504	537	2,069	2,169
FHLB – San Francisco stock	207	142	793	556
Interest-earning deposits	379	410	1,674	1,076
Total interest income	13,916	12,915	54,730	45,992

Interest expense:
Checking and money market deposits	71	50	290	227
Savings deposits	105	38	313	168
Time deposits	2,657	1,387	9,063	2,751
Borrowings	2,632	2,206	10,141	5,861
Total interest expense	5,465	3,681	19,807	9,007

Net interest income	8,451	9,234	34,923	36,985
(Recovery of) provision for credit losses	(12)	(56)	(63)	374
Net interest income, after (recovery of) provision for credit losses	8,463	9,290	34,986	36,611

Non-interest income:
Loan servicing and other fees	142	87	337	414
Deposit account fees	278	298	1,154	1,296
Card and processing fees	381	416	1,384	1,525
Other	666	334	1,066	840
Total non-interest income	1,467	1,135	3,941	4,075

Non-interest expense:
Salaries and employee benefits	4,419	4,855	17,642	17,737
Premises and occupancy	945	947	3,586	3,447
Equipment	347	304	1,309	1,152
Professional	327	355	1,530	1,517
Sales and marketing	193	118	709	622
Deposit insurance premiums and regulatory assessments	184	192	780	657
Other	757	836	2,984	3,138
Total non-interest expense	7,172	7,607	28,540	28,270
Income before income taxes	2,758	2,818	10,387	12,416
Provision for income taxes	805	1,010	3,036	3,824
Net income	$1,953	$1,808	$7,351	$8,592

Basic earnings per share	$0.28	$0.26	$1.06	$1.20
Diluted earnings per share	$0.28	$0.26	$1.06	$1.19
Cash dividends per share	$0.14	$0.14	$0.56	$0.56

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Per Share Information)

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
Interest income:
Loans receivable, net	$12,826	$12,683	$12,509	$12,176	$11,826
Investment securities	504	517	524	524	537
FHLB – San Francisco stock	207	210	197	179	142
Interest-earning deposits	379	397	435	463	410
Total interest income	13,916	13,807	13,665	13,342	12,915

Interest expense:
Checking and money market deposits	71	90	72	57	50
Savings deposits	105	97	73	38	38
Time deposits	2,657	2,488	2,128	1,790	1,387
Borrowings	2,632	2,573	2,618	2,318	2,206
Total interest expense	5,465	5,248	4,891	4,203	3,681

Net interest income	8,451	8,559	8,774	9,139	9,234
(Recovery of) provision for credit losses	(12)	124	(720)	545	(56)
Net interest income, after (recovery of) provision for credit losses	8,463	8,435	9,494	8,594	9,290

Non-interest income:
Loan servicing and other fees	142	92	124	(21)	87
Deposit account fees	278	289	299	288	298
Card and processing fees	381	317	333	353	416
Other	666	150	119	131	334
Total non-interest income	1,467	848	875	751	1,135

Non-interest expense:
Salaries and employee benefits	4,419	4,540	4,569	4,114	4,855
Premises and occupancy	945	835	903	903	947
Equipment	347	329	346	287	304
Professional	327	321	410	472	355
Sales and marketing	193	167	181	168	118
Deposit insurance premiums and regulatory assessments	184	190	209	197	192
Other	757	786	726	715	836
Total non-interest expense	7,172	7,168	7,344	6,856	7,607
Income before income taxes	2,758	2,115	3,025	2,489	2,818
Provision for income taxes	805	620	884	727	1,010
Net income	$1,953	$1,495	$2,141	$1,762	$1,808

Basic earnings per share	$0.28	$0.22	$0.31	$0.25	$0.26
Diluted earnings per share	$0.28	$0.22	$0.31	$0.25	$0.26
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
	2024	2023	2024	2023
SELECTED FINANCIAL RATIOS:
Return on average assets	0.62%	0.55%	0.57%	0.68%
Return on average stockholders' equity	5.96%	5.52%	5.62%	6.58%
Stockholders’ equity to total assets	10.21%	9.73%	10.21%	9.73%
Net interest spread	2.54%	2.76%	2.62%	2.92%
Net interest margin	2.74%	2.88%	2.78%	2.99%
Efficiency ratio	72.31%	73.36%	73.44%	68.85%
Average interest-earning assets to average interest- bearing liabilities	110.40%	110.18%	110.28%	110.27%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.28	$0.26	$1.06	$1.20
Diluted earnings per share	$0.28	$0.26	$1.06	$1.19
Book value per share	$18.98	$18.41	$18.98	$18.41
Shares used for basic EPS computation	6,867,521	7,031,674	6,942,918	7,143,273
Shares used for diluted EPS computation	6,893,813	7,071,644	6,959,143	7,191,685
Total shares issued and outstanding	6,847,821	7,043,170	6,847,821	7,043,170

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$10,862	$12,271	$40,920	$165,942
Multi-family	4,526	6,804	22,112	50,323
Commercial real estate	1,710	5,207	9,757	18,979
Construction	1,480	—	1,480	1,648
Commercial business loans	—	—	1,250	190
Total loans originated for investment	$18,578	$24,282	$75,519	$237,082

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	06/30/24	03/31/24	12/31/23	09/30/23	06/30/23
SELECTED FINANCIAL RATIOS:
Return on average assets	0.62%	0.47%	0.66%	0.54%	0.55%
Return on average stockholders' equity	5.96%	4.57%	6.56%	5.40%	5.52%
Stockholders’ equity to total assets	10.21%	10.04%	9.97%	9.84%	9.73%
Net interest spread	2.54%	2.55%	2.64%	2.75%	2.76%
Net interest margin	2.74%	2.74%	2.78%	2.88%	2.88%
Efficiency ratio	72.31%	76.20%	76.11%	69.32%	73.36%
Average interest-earning assets to average interest-bearing liabilities	110.40%	110.28%	110.27%	110.17%	110.18%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.28	$0.22	$0.31	$0.25	$0.26
Diluted earnings per share	$0.28	$0.22	$0.31	$0.25	$0.26
Book value per share	$18.98	$18.78	$18.67	$18.44	$18.41
Average shares used for basic EPS	6,867,521	6,919,397	6,968,460	7,016,670	7,031,674
Average shares used for diluted EPS	6,893,813	6,935,053	6,980,856	7,027,228	7,071,644
Total shares issued and outstanding	6,847,821	6,896,297	6,946,348	7,007,058	7,043,170

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$10,862	$8,946	$8,660	$12,452	$12,271
Multi-family	4,526	5,865	6,608	5,113	6,804
Commercial real estate	1,710	2,172	4,936	939	5,207
Construction	1,480	—	—	—	—
Commercial business loans	—	1,250	—	—	—
Total loans originated for investment	$18,578	$18,233	$20,204	$18,504	$24,282

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of	As of	As of	As of	As of
	06/30/24	03/31/24	12/31/23	09/30/23	06/30/23
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$26	$31	$31	$33	$33
Allowance for credit losses on loans held for investment	$7,065	$7,108	$7,000	$7,679	$5,946
Non-performing loans to loans held for investment, net	0.25%	0.21%	0.16%	0.13%	0.12%
Non-performing assets to total assets	0.20%	0.17%	0.13%	0.10%	0.10%
Allowance for credit losses on loans to gross loans held for investment	0.67%	0.67%	0.65%	0.72%	0.55%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	—%	—%	—%	—%	—%
Non-performing loans	$2,596	$2,246	$1,750	$1,361	$1,300
Loans 30 to 89 days delinquent	$1	$388	$340	$74	$1

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	06/30/24	03/31/24	12/31/23	09/30/23	06/30/23
(Recovery) recourse provision for loans sold	$(5)	$—	$(2)	$—	$(127)
(Recovery of) provision for credit losses	$(12)	$124	$(720)	$545	$(56)
Net loan charge-offs (recoveries)	$—	$—	$—	$—	$(1)

	As of	As of	As of	As of	As of
	06/30/2024	03/31/2024	12/31/2023	09/30/2023	06/30/2023
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	10.02%	9.70%	9.48%	9.25%	9.59%
Common equity tier 1 capital ratio	19.29%	18.77%	18.20%	17.91%	18.50%
Tier 1 risk-based capital ratio	19.29%	18.77%	18.20%	17.91%	18.50%
Total risk-based capital ratio	20.38%	19.85%	19.24%	19.06%	19.38%

	As of June 30,
	2024		2023
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity (at cost):
U.S. SBA securities	$455	5.85%	$651	5.35%
U.S. government sponsored enterprise MBS	125,883	1.55	149,803	1.46
U.S. government sponsored enterprise CMO	3,713	2.16	3,883	2.19
Total investment securities held to maturity	$130,051	1.58%	$154,337	1.49%

Available for sale (at fair value):
U.S. government agency MBS	$1,208	3.89%	$1,370	2.90%
U.S. government sponsored enterprise MBS	553	6.59	683	4.64
Private issue CMO	88	6.17	102	4.67
Investment in equity security	540	—	—	—
Total investment securities available for sale	$2,389	3.72%	$2,155	3.54%
Total investment securities	$132,440	1.62%	$156,492	1.52%

(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of June 30,
	2024		2023
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Mortgage loans:
Single-family (1 to 4 units)	$518,091	4.49%	$518,821	4.12%
Multi-family (5 or more units)	445,182	5.31	461,113	4.70
Commercial real estate	83,349	6.52	90,558	5.73
Construction	2,692	9.11	1,936	7.76
Other	95	5.25	106	5.25
Commercial business loans	1,372	10.50	1,565	10.24
Consumer loans	65	18.50	65	18.25
Total loans held for investment	1,050,846	5.02%	1,074,164	4.52%

Advance payments of escrows	102		148
Deferred loan costs, net	9,096		9,263
Allowance for credit losses on loans	(7,065)		(5,946)
Total loans held for investment, net	$1,052,979		$1,077,629
Purchased loans serviced by others included above	$1,803	5.73%	$10,561	4.67%

(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

	As of June 30,
	2024		2023
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – noninterest-bearing	$95,627	—%	$103,006	—%
Checking accounts – interest-bearing	254,624	0.04	302,872	0.04
Savings accounts	238,878	0.18	290,204	0.05
Money market accounts	25,324	0.50	33,551	0.23
Time deposits	273,895	3.93	220,938	2.98
Total deposits(2)(3)	$888,348	1.29%	$950,571	0.73%

Brokered CDs included in time deposits above	$131,800	5.18%	$106,419	4.78%

BORROWINGS:
Overnight	$20,000	5.65%	$—	—%
Three months or less	33,000	5.34	45,009	4.44
Over three to six months	30,000	5.22	25,000	5.30
Over six months to one year	62,500	4.05	80,000	4.29
Over one year to two years	68,000	5.11	70,000	3.99
Over two years to three years	10,000	5.03	10,000	4.42
Over three years to four years	5,000	4.22	—	—
Over four years to five years	10,000	4.51	5,000	4.22
Over five years	—	—	—	—
Total borrowings(4)	$238,500	4.88%	$235,009	4.34%

(1)	Weighted-average rate paid on all instruments included in the balance of the respective line item.
(2)	Includes uninsured deposits of approximately $122.7 million and $140.1 million at June 30, 2024 and 2023, respectively.
(3)	The average balance of deposit accounts was approximately $34 thousand at both June 30, 2024 and 2023.
(4)
The Bank had approximately $261.3 million and $287.9 million of remaining borrowing capacity at the FHLB – San Francisco, approximately $208.6 million and $139.0 million of borrowing capacity at the Federal Reserve Bank of San Francisco and $50.0 million and $50.0 million of borrowing capacity with its correspondent bank at June 30, 2024 and 2023, respectively.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended		Quarter Ended
	June 30, 2024		June 30, 2023
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,060,173	4.84%	$1,080,440	4.38%
Investment securities	135,797	1.48	160,572	1.34
FHLB – San Francisco stock	9,556	8.66	9,240	6.15
Interest-earning deposits	27,826	5.39	32,395	5.01
Total interest-earning assets	$1,233,352	4.51%	$1,282,647	4.03%
Total assets	$1,263,935		$1,313,057

Deposits(2)	$898,357	1.27%	$956,701	0.62%
Borrowings	218,835	4.84	207,483	4.26
Total interest-bearing liabilities(2)	$1,117,192	1.97%	$1,164,184	1.27%
Total stockholders’ equity	$131,141		$131,085

(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)	Includes the average balance of noninterest-bearing checking accounts of $92.5 million and $105.6 million during the quarters ended June 30, 2024 and 2023, respectively.

	Fiscal Year Ended		Fiscal Year Ended
	June 30, 2024		June 30, 2023
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,069,616	4.69%	$1,029,000	4.10%
Investment securities	144,549	1.43	172,005	1.26
FHLB – San Francisco stock	9,518	8.33	8,488	6.55
Interest-earning deposits	30,610	5.38	26,214	4.05
Total interest-earning assets	$1,254,293	4.36%	$1,235,707	3.72%
Total assets	$1,284,948		$1,268,470

Deposits(2)	$916,050	1.06%	$960,860	0.33%
Borrowings	221,368	4.58	159,742	3.67
Total interest-bearing liabilities(2)	$1,137,418	1.74%	$1,120,602	0.80%
Total stockholders’ equity	$130,799		$130,561

(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)	Includes the average balance of noninterest-bearing checking accounts of $97.3 million and $112.9 million during the fiscal year ended June 30, 2024 and 2023, respectively.

ASSET QUALITY:

	As of	As of	As of	As of	As of
	06/30/24	03/31/24	12/31/23	09/30/23	06/30/23
Loans on non-accrual status
Mortgage loans:
Single-family	$2,596	$2,246	$1,750	$1,361	$1,300
Total	2,596	2,246	1,750	1,361	1,300

Accruing loans past due 90 days or more:	—	—	—	—	—
Total	—	—	—	—	—

Total non-performing loans (1)	2,596	2,246	1,750	1,361	1,300

Real estate owned, net	—	—	—	—	—
Total non-performing assets	$2,596	$2,246	$1,750	$1,361	$1,300

(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.